Exhibit 10.29

July 13, 2006

Todd W. Buchardt

Ann Arbor, Michigan 48108

Re:	Employment Terms

Dear Todd:

This Agreement is being provided to you because you are a key employee who performs highly specialized and unique duties that are critical to ProQuest Company. Capitalized terms set forth in this letter are defined in Exhibit A.

1.	Term

The term (the “Term”) of this Agreement shall commence on the date of this letter and end on the Termination Date; provided, however, should a Change of Control of the Company or an Acquisition of at Least 30% of the Company’s Outstanding Voting Stock and Board Change occur at any time prior to the Termination Date, all provisions of this Agreement shall apply and continue in full force and effect until all parties have discharged their duties hereunder. Set forth as Exhibit D below is a list of the Base Salary, Regular Salary, bonus and benefits that you shall be eligible to receive while you are employed by ProQuest Company during the Term. No provision of this Agreement shall be deemed to restrict any rights of ProQuest Company to sell, transfer or otherwise dispose of any line of business or any part thereof on such terms and conditions as ProQuest Company, in its sole discretion, deems appropriate.

2.	Additional Restructuring Duties

In addition to fulfilling your current job responsibilities and those set forth in Section 15 below, you agree to cooperate fully with ProQuest Company and its investment bankers, attorneys, accountants and advisors in connection with its restructuring efforts, and with ProQuest Company and its lenders as reasonably required under the Loan Agreement. You agree to participate in making management presentations to prospective buyers, play

777 Eisenhower Parkway, P.O. Box 1346, Ann Arbor, Ml 48106-1346 USA tel 734.761.4700 web www.proquestcompany.com an active and positive role in fairly representing ProQuest Company’s interests, be an advocate for ProQuest Company’s positions and work with other employees or advisors of ProQuest Company and its affiliates to secure their continued loyalty to a prospective buyer. If you are offered an employment opportunity, an equity interest or any other consideration from a prospective buyer during the Term hereof, by signing this Agreement you agree to keep ProQuest Company advised of your negotiations with the prospective buyer and to accept any such offer prior to a sale only with ProQuest Company’s advance written permission.

3.	Restricted Stock

ProQuest Company will grant you a restricted stock award of 60,000 shares in substantially the form attached to this letter as Exhibit B on or about the earlier of December 29, 2006 or an event that entitles you to accelerated vesting of your award as described in this Section. You shall vest in 50% of the shares subject to this restricted stock award on March 31, 2007 and the remaining 50% of such shares on March 31, 2008, provided you are then employed by ProQuest Company. Vesting shall fully accelerate on the first to occur of the following events:

(a)	you remain employed by ProQuest Company on a Change of Control of the Company (other than an Asset Sale);

(b)	you remain employed on December 31, 2007 following an Asset Sale;

(c)	ProQuest Company terminates your employment without Cause;

(d)	you terminate employment with ProQuest Company for Good Reason;

(e)	you become entitled to receive enhanced severance benefits under Section 5 of this Agreement; or

(f)	you die or suffer a Disability while employed by ProQuest Company or its affiliates.

You shall retain the LTIP Award and your rights to receive a tax gross-up payment for golden parachute excise taxes shall survive termination of the LTIP Award; provided, however, that ProQuest Company shall not be obligated to make any such tax gross-up payment to the extent that Section 8 below limits your payments under this Agreement or otherwise.

In addition to the general prohibition on stock sales when in possession of material inside information, ProQuest Company common stock may not be sold or otherwise transferred within ninety days of your termination of employment without the express written consent of ProQuest Company’s general counsel.

4.	2006 Bonus

(a)	Your target bonus opportunity for 2006 is 100% of Base Salary. You will be receiving separately a letter setting forth your performance goals for 2006 under the 2006 Financial Bonus Plan. Should you remain employed with ProQuest Company through December 31, 2006, payment under the terms of this bonus plan will be made no later than March 14, 2007.

(b)	In the event that ProQuest Company terminates your employment without Cause or you terminate employment for Good Reason during the Term and prior to a Change of Control of the Company, you shall be entitled to a pro-rata portion of your annual bonus for the year in which your termination occurs, payable at the time that annual bonuses are paid to other senior executives, but no later than March 14, 2007 (determined by multiplying the amount you would have received based upon actual performance had your employment continued through the end of such year by a fraction, the numerator of which is the number of days during the year of termination that are employed by ProQuest Company and the denominator of which is 365).

(c)	In the event that there is a Change of Control of the Company before December 31, 2006, other than an Asset Sale, then you shall be entitled to a bonus for 2006 not less than a pro-rata portion of the amount payable under the 2006 Financial Bonus Plan determined by multiplying the amount you would have received by a fraction the numerator of which is the number of days elapsed in 2006 prior to the effective date of the Change of Control and the denominator of which is 365 paid on the effective date of such Change of Control of the Company.

5.	Enhanced Severance Protection

Subject to Section 7 below, you shall be entitled to the following enhanced severance benefits under this Section 5 if ProQuest Company terminates your employment without Cause or you resign for Good Reason at any time during a two year period beginning on a Change of Control of the Company or an Acquisition of at Least 30% of the Company’s Outstanding Voting Stock and Board Change:

(a)	A single lump sum payment in an amount equal to the sum of (i) 150% of your then current Base Salary and (ii) an amount equal to any accrued but unused vacation days, with such payments commencing on the earliest payroll date that does not result in adverse tax consequences to you under Section 409A of the Code.

(b)

Subject to your continued co-payment of premiums, continued participation for eighteen months in all medical, dental and vision plans which cover you (and eligible dependents) upon the same terms and conditions (except for the requirements of your continued employment) in effect for active employees of

ProQuest Company. If you obtain other employment that offers substantially similar or improved benefits, as to any particular medical, dental or vision plan, such continuation of coverage by ProQuest Company for such similar or improved benefit under such plan under this Section 5(b) shall immediately cease. The continuation of health benefits under this subparagraph shall reduce and count against your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. To the extent that such post-employment coverage cannot be provided under any such plan, ProQuest Company, at its election, will either (i) arrange to make available to you coverage through an insured arrangement that provides benefits substantially similar and on the same terms and conditions to those provided under such plan, or (ii) pay such benefits as described in (i) above directly. The obligations of ProQuest Company to provide any alternative coverage described in the preceding sentence are expressly conditional on you taking all reasonable actions and providing all reasonable information, as ProQuest Company shall request, as is necessary for it to fulfill such obligations.

Effective as of a Change of Control of the Company, ProQuest Company shall establish a rabbi trust with a third party financial institution for the purpose of funding enhanced severance benefits that may be payable under this Agreement, provided that doing so would not violate the Loan Agreement.

6.	Regular Severance Benefits

(a)	Subject to Section 7 below, you shall be entitled to regular severance benefits under Section 6(c) below if: (1) ProQuest Company terminates your employment without Cause or you resign for Good Reason at any time before a Change of Control of the Company or an Acquisition of at Least 30% of the Company’s Outstanding Voting Stock and Board Change, and (2) you are not entitled to enhanced severance benefits under Section 5. Under no circumstances shall you receive severance benefits under both Section 5 and Section 6 of this Agreement.

(b)	You will be considered to be entitled to enhanced severance benefits under Section 5 above if your employment is involuntarily terminated by ProQuest Company without Cause or you resign for Good Reason prior to such date, and such termination of employment or change in the terms of your employment occurs within the 60 day period prior to a definitive purchase agreement that results in a Change of Control of the Company.

(c)	The severance benefits payable under Section 6(a) shall be the same in all respects as under Section 5(a) and 5(b) above, except that: (i) 100% shall be used in lieu of 150% in Section 5(a), and (ii) the period of continued participation in medical, dental and vision plans described in Section 5(b) shall be twelve months instead of eighteen months.

(d)	Your rights to regular severance benefits as set forth in Section 6(a) shall continue to apply after the Termination Date and for the remainder of your employment with ProQuest Company.

7.	Conditions to Receiving Severance Benefits

Any severance benefits payable under this Agreement shall be in lieu of any other severance benefits that you may have otherwise been eligible to receive from ProQuest Company or its affiliates under the ProQuest Company Separation Benefits Plan or otherwise. If you terminate employment in a manner entitling you to severance benefits under either Section 5 or 6 above and your death occurs before full payment of such severance benefits, any amount remaining to be paid shall be paid to your surviving spouse, or, if none, to your estate. You must sign a release agreement in substantially the same form as attached as Exhibit C to this Agreement to receive the severance benefits. The severance benefits under this Agreement will commence as soon as reasonably practicable after the termination of the revocation period provided in the release agreement. You shall not be required to seek other employment to mitigate damages, and any income earned by you from other employment or self-employment shall not be offset against any obligations of ProQuest Company to you under this Agreement.

8.	Cap on Payments to Avoid Excise Taxes

(a)	By signing this Agreement, you agree that, subject to the exception provided in Section 8(d) below, the present value of your “Total Payments” will not exceed an amount equal to the “280G Cap.” For purposes of this Section, the following specialized terms will have the following meanings:

(1)	“Base Period Income” “Base Period Income” is an amount equal to your “annualized includable compensation” for the “base period” as defined in Sections 280G(d)(l) and (2) of the Code and the regulations thereunder. Generally, your “annualized includable compensation” is the average of your annual taxable income from ProQuest Company for the “base period,” which is the five calendar years prior to the year in which a “change of ownership or control” as defined in Section 280G(b)(2) of the Code occurs. These concepts are complicated and technical and all of the rules set forth in the applicable regulations apply for purposes of this Agreement.

(2)	“280G Cap” “280G Cap” means an amount equal to 3 times your “Base Period Income,” less $ 1,000.00. This is the maximum amount which you may receive without becoming subject to the excise tax imposed by Section 4999 of the Code.

(3)	“Total Payments” The “Total Payments” include any “payments in the nature of compensation” (as defined in Section 280G of the Code and the regulations thereunder), made under this Agreement or otherwise, to or for your benefit, the receipt of which, is contingent on a change of control and to which Section 280G of the Code applies.

(b)	ProQuest Company will, at its expense, retain a “Consultant” (which shall be a law firm, a certified public accounting firm, and/or a firm of recognized executive compensation consultants) to provide an opinion concerning whether your Total Payments exceed the limit discussed above. ProQuest Company will select the Consultant. The opinion required by this Section shall set forth the amount of your Base Period Income, the present value of the Total Payments and the amount and present value of any excess parachute payments. If the opinion provides that there would be an excess parachute payment subject to excise tax under Section 4999 of the Code, your payments under this Agreement will be reduced to the 280G Cap in such manner as determined by ProQuest Company after consultation with you. If ProQuest Company believes that your Total Payments will exceed the 280G Cap, it will nonetheless make payments to you, at the times stated above, in the maximum amount that it believes may be paid without exceeding the 280G Cap. The balance, if any, will then be paid after the opinion called for above has been received.

(c)	It is possible that you might receive a payment or distribution that should not have been made due to the 280G Cap (“Overpayment”) notwithstanding the best efforts of ProQuest Company. ProQuest Company shall promptly notify you in writing if it determines you have unintentionally received an Overpayment together with a copy of the detailed calculation supporting such determination. You shall be responsible to repay any Overpayment together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code upon receiving notice of an Overpayment.

(d)	The limitation on making Total Payments in excess of the 280G Cap under this Section 8 only applies during such period of time as doing so would violate the Loan Agreement. You shall be entitled to receive the Total Payments in excess of the 280G Cap and the tax gross-up payment under the LTIP after ProQuest Company repays the principal and interest with respect to the Loan Agreement. Any amounts in excess of the 280G Cap and the tax gross-up payment shall be made by the Company within 10 business days of repayment of the principal and interest under the Loan Agreement. By signing this Agreement, you acknowledge that ProQuest Company cannot assure when and if the principal and interest under the Loan Agreement will be repaid.

9.	Successors and Assigns

This Agreement shall be binding upon any successor or assign of ProQuest Company, including any entity that (whether directly or indirectly, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise)

is the survivor of ProQuest Company or that acquires ProQuest Company and/or substantially all the assets of ProQuest Company in accordance with the operation of law, and such successor entity shall be deemed to be “ProQuest Company” for purposes of this Agreement (except for purposes of determining whether there has been a Change of Control of the Company or an Acquisition of at Least 30% of the Company’s Outstanding Voting Stock and Board Change). This Section will continue to apply in the event of any subsequent merger or consolidation or transfer of assets.

10.	Company Right to Recover Payments Under This Agreement

You hereby agree that, if it is ever determined by ProQuest Company that any action or inaction by you constituted grounds for termination for Cause, then ProQuest Company may recover all of any award or payment made to you pursuant to this Agreement, and you agree to repay and return any such award or payment to ProQuest Company. ProQuest Company may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from you; (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by ProQuest Company to you, or (iii) any combination of (i) and (ii) above.

11.	At-Will Employment

This Agreement does not change the at-will nature of your employment relationship with ProQuest Company.

12.	Withholding

ProQuest Company may withhold from any amounts payable under this Agreement (including vesting of your restricted stock award) such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

13.	Section 409A

If any payment or benefit permitted or required under this Agreement is reasonably determined by either party to be subject for any reason to a material risk of additional tax under Section 409A(a)(l)(B) of the Code when final regulations are issued thereunder, then you and ProQuest Company shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to either party.

14.	Indemnification

ProQuest Company shall indemnify you to the same extent that its officers, directors and employees are entitled to indemnification as of the date hereof pursuant to ProQuest Company’s Articles of Incorporation and Bylaws for any acts or omissions by reason of being a director, officer or employee of ProQuest Company.

15.	Cooperation

You agree to reasonably cooperate with ProQuest Company and its affiliates during your employment and thereafter in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by ProQuest Company (including, without limitation, you being available to ProQuest Company upon reasonable notice and at reasonable times for interviews and factual investigations, appearing at ProQuest Company’s request upon reasonable notice and at reasonable times to give testimony without requiring service of a subpoena or other legal process, delivering to ProQuest Company requested information and relevant documents which are or may come into your possession, all at times and on schedules that are reasonably consistent with your other permitted activities and commitments). The obligations under this Section shall survive expiration of the Term. If your cooperation under this Section is requested after your termination of employment, ProQuest Company shall (i) provide you reasonable advance notice after giving due consideration to your then current employment obligations, and (ii) reimburse you for all reasonable travel expenses and other reasonable out-of-pocket expenses upon submission of receipts.

16.	Entire Agreement; Modification

This Agreement contains the entire agreement between you and ProQuest Company concerning the matters set forth herein and supersedes any other discussions, agreements, representations or warranties of any kind with regard to these matters. You acknowledge that this Agreement supercedes the offer letter dated May 1, 2001 and signed by you and James P. Roemer and the offer letter dated February 27, 1998 and signed by you and Nils Johansson. Any modification of this Agreement will only be effective if done in writing and signed by you and the Chief Executive Officer of ProQuest Company. If for any reason any provision of this Agreement shall be held invalid, that invalidity will not affect the remainder of this Agreement.

17.	Non-Compete Agreement

By signing this Agreement, you acknowledge that (a) the Employee Confidentiality and Restrictive Covenant Agreement dated March 22, 2002 and signed by you and James P. Roemer (the “Non-Compete Agreement”) remains a valid and binding agreement and (b) the Non-Compete Agreement shall inure to the benefit of any successor or assign of ProQuest Company.

18.	Survival of Terms

The provisions of Sections 6, 8, 9, 10, 14, 15, 17 and the other provisions of this Agreement which by their terms contemplate survival of the termination of this Agreement, shall survive expiration of the Term and be deemed to be independent covenants.

19.	Acknowledgment

You acknowledge that you have had an opportunity to fully discuss and review the terms of this Agreement with an attorney of your own choosing. You further acknowledge that you have carefully read this Agreement, understand its contents and freely and voluntarily assent to all of its terms and conditions, and sign your name of your own free act.

20.	Governing Law

This Agreement is governed by the laws of Michigan (excluding conflicts of laws).

We hope that these adjustments to your compensation reinforce the degree to which you are valued by ProQuest Company. Please review this Agreement carefully and, if it correctly states our agreement, sign and return to me the enclosed copy.

Best regards,

/s/ Alan W. Aldworth
Alan W. Aldworth
Chairman, President and Chief Executive Officer
ProQuest Company

Read, accepted and agreed to this 18th day of July, 2006

/s/ Todd W. Buchardt
Todd W. Buchardt

Exhibit A

DEFINITIONS

Acquisition of at Least 30% of the Company’s Outstanding Voting Stock and Board Change

An “Acquisition of at Least 30% of the Company’s Outstanding Voting Stock and Board Change” shall occur if:

(a)	any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of ProQuest Company representing 30% or more of the combined voting power of ProQuest Company’s then outstanding securities after the date hereof (other than ProQuest Company, its subsidiaries or any employee benefit plan of ProQuest Company or its subsidiaries; and, for purposes of the Agreement, no Change of Control of the Company shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of ProQuest Company’s securities by either of the foregoing) and,

(b)	individuals who, as of April 6, 2006, constitute ProQuest Company’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of ProQuest Company’s Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election, by the stockholders of ProQuest Company was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the members of ProQuest Company’s Board, as such terms are used in Rule 14a-l 1 of Regulation 14A promulgated under the Exchange Act) shall be considered as though such person were a member of the Incumbent Board.

Asset Sale

“Asset Sale” means a sale, lease or transfer of all or substantially all of ProQuest Company’s assets to an entity less than 50% of the outstanding voting securities of which are owned in aggregate by ProQuest Company, its subsidiaries or any employee benefit plan of ProQuest Company or its subsidiaries. A sale, lease or transfer of “substantially all” assets of ProQuest Company means a sale, lease or transfer of ProQuest Company’s assets such that the gross revenues attributable to the remaining ProQuest Company’s assets held and operated by ProQuest Company during the immediately preceding 12 month period does not exceed S170.1 million. ProQuest Company shall measure whether there has been a sale, lease or transfer of “substantially all” assets as of the 1st day of each calendar month during the Term.

Cause

“Cause” means termination of your employment with ProQuest Company or its affiliates by reason of (1) an act of fraud, embezzlement or theft in connection with your duties or in the course of your employment; (2) unreasonable neglect or refusal by you to perform your material duties (other than as a result of illness, accident or other physical or mental incapacity), provided that (A) a demand for performance of services has been delivered to you by ProQuest Company’s Chief Executive Officer at least sixty days prior to such termination identifying the manner in which the Chief Executive Officer believes that your have failed to perform and (B) you have thereafter failed to remedy such failure to perform; (3) you engage in willful, reckless, or grossly negligent misconduct which is or may be materially injurious to ProQuest Company or its affiliates; or (4) your conviction of or plea of guilty or nolo contendere to a felony.

Change of Control of the Company

A “Change of Control of the Company” shall occur upon any of the following events on or before the Termination Date:

(a)	a consummation of any consolidation or merger of ProQuest Company pursuant to which shares of common stock would be converted into or exchanged for cash, securities or other property, other than a consolidation or merger of ProQuest Company in which the holders of common stock immediately prior to the merger have, directly or indirectly, at least a 50% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger (other than with entities in which the holders of ProQuest Company’s common stock, directly, or indirectly, have at least a 50% ownership interest);

(b)	an Asset Sale;

(c)	approval by ProQuest Company’s stockholders of any plan or proposal for the liquidation or dissolution of ProQuest Company; or

(d)	as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by ProQuest Company’s Board of Directors), contested election or substantial stock accumulation (“Control Transaction”), the members of ProQuest Company’s Board of Directors immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of ProQuest Company’s Board of Directors.

Code

“Code” means the Internal Revenue Code of 1986, as amended.

Disability

“Disability” means a mental or physical condition which, in the opinion of the Compensation Committee of ProQuest Company (i) renders you unable or incompetent to carry out the material job responsibilities which you held or the material duties to which you were assigned at the time the disability was incurred, and (2) is expected to be permanent or to last for an indefinite duration or a duration in excess of six months, or results in you receiving benefits under any long term disability plan offered by ProQuest Company or its affiliates.

Good Reason

(a)	“Good Reason” in all events means the occurrence of any of the following events, without your written consent: (1) you are no longer a direct report to ProQuest Company’s Chief Executive Officer, (2) you are assigned any duties inconsistent in any material respect with your position, authority, duties or responsibilities, or any other action that results in a significant diminution in such position, authority, duties or responsibilities, each as in effect as of the date hereof (or such later date to the extent of any actions by ProQuest Company are consented to in writing by you), unless the action is remedied by the Company within ten days after receipt of notice thereof given by you, (3) your assignment for longer than six months to a location in excess of fifty miles from your then current office, (4) a reduction of your Regular Salary, a reduction of your bonus target below 50% of your Base Salary, or (5) material failure to pay your Regular Salary, bonus, equity compensation or benefits under this Agreement, unless any such action under this clause is remedied by ProQuest Company within ten business days after receipt of notice thereof given by you. For purposes of clause (5), the substitution of any benefit stated under Exhibit D with any other benefit of equivalent or greater value during the Term shall not constitute a material failure to pay your benefits.

(b)	“Good Reason”, solely for the purposes of Section 5, shall also include: (1) a reduction in your rate of total compensation, in the aggregate, after taking into account your Regular Salary, bonus, incentive compensation, equity compensation, fringe benefits, retirement benefits and any other benefits set forth in Exhibit D, or an adverse change in the form or timing of the payment of your Regular Salary, bonus or accrued benefits under the SERP or EDCP, as in effect at any time during the 90 calendar day period immediately prior to a Change of Control of the Company (other than an Asset Sale or an Acquisition of Greater than 30% of the Company’s Outstanding Voting Stock and Board Change) or (2) you resign from ProQuest Company for any reason between December 31, 2007 and January 30, 2008 following an Asset Sale. For purposes of determining whether there has been a decrease in your rate of total compensation under clause (1) above, equity compensation shall be deemed to provide you with an annual value equal to 124% of your then current Base Salary.

(c)	Notwithstanding anything to the contrary in (a)(l) or (a)(2) above, you shall not have “Good Reason” to terminate your employment due solely to one or more of the following events: (1) there is a diminution of the business of ProQuest Company or any of its affiliates, including, without limitation, a sale or other transfer of property or other assets of ProQuest Company or any of its affiliates, or a reduction in your business unit’s head count or budget, or (2) a suspension of your position, job functions, authorities, duties and responsibilities while on paid administrative leave due to a reasonable belief that you have engaged in conduct described in Section 10 of the Agreement.

(d)	You shall only be entitled to terminate employment for Good Reason by giving ProQuest Company written notice of the termination, setting forth in reasonable detail the specific conduct of ProQuest Company or its affiliates that constitutes Good Reason. An event shall not be deemed to constitute Good Reason if you fail to deliver notice of termination for Good Reason within one month of your actual knowledge of such event.

Loan Agreement

“Loan Agreement” shall mean the Waiver and Omnibus Amendment Agreement dated as of May 4, 2006 to the Credit Agreements and Note Purchase Agreements.

LTIP Award

“LTIP Award” means the Multi-Year Stock Option Grant dated February 4, 2004.

Termination Date

“Termination Date” for purposes of this Agreement shall be December 31, 2007, unless extended by the Compensation Committee of ProQuest Company in its sole discretion.

Exhibit B

RESTRICTED STOCK AGREEMENT

UNDER THE 2003 PROQUEST

STRATEGIC PERFORMANCE PLAN

Name of Grantee:	Todd W. Buchardt

Social Security No.:	«SSN»

No. of Shares:	60,000 Shares of Common Stock

Grant Date:	«GrantDate»

Vested Shares
(from continuous employment):	50% of the Shares on March 31, 2007
50% of the Shares on March 31, 2008

This Restricted Stock Agreement (the “Agreement”) is between ProQuest Company, a Delaware corporation (the “Company”), and you, the Grantee named above, as an employee of the Company or one of its Subsidiaries.

This Agreement is effective as of the date of grant indicated above (the “Grant Date”).

The Company wishes to award to you a number of shares of the Company’s Common Stock, no par value (the “Common Stock”), subject to certain restrictions as provided in this Agreement, in order to carry out the purposes of the 2003 ProQuest Strategic Performance Plan (the “Plan”) and the retention agreement between you and the Company dated July 13, 2006 (the “Retention Agreement”).

Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:

1.	Award of Restricted Stock.

The Company hereby grants to you, effective as of the Grant Date, an Award of Restricted Stock for that number of shares of Common Stock indicated above (the “Shares”), on the terms and conditions set forth in this Agreement and in accordance with the terms of the Plan.

2.	Rights with Respect to the Shares.

With respect to the Shares, you shall be entitled effective as of the Grant Date to exercise the rights of a shareholder of Common Stock of the Company, including the right to vote the Shares and the right, subject to Section 8(b) below, to receive dividends on the Shares, unless and until the Shares are forfeited under Section 5 below. Notwithstanding the foregoing, you shall be subject to the transfer restrictions in Section 6. Your rights with respect to the Shares shall remain forfeitable at all times prior to the date or dates on which such rights become vested

B-I

under this Agreement (the “Restricted Period”). In addition, your rights to Shares that have vested shall be subject to forfeiture in the event that you violate the terms of your Confidentiality, Non-Solicitation and Non-Competition Agreement with the Company (the “Non-Compete Agreement”) as provided in Sections 5 and 10 below.

3.	Scheduled Vesting.

Subject to the terms and conditions of this Agreement, Shares shall become vested in the amount or amounts set forth herein if you remain continuously employed by the Company or a Subsidiary from the Grant date until the respective date or dates described above in this Agreement. Vesting or becoming vested entitles you to transfer your Shares, and to retain your Shares after termination of employment with the Company and its Subsidiaries subject to Section 10 below. Shares that vest under this Agreement are referred to as “Vested Shares.”

4.	Accelerated Vesting.

Vesting shall fully accelerate on the first to occur of the following events:

(a) you remain employed by the Company on a Change of Control of the Company (other than an Asset Sale);

(b) you remain employed on December 31, 2007 following an Asset Sale;

(c) ProQuest Company terminates your employment without Cause;

(d) you terminate employment with ProQuest Company for Good Reason;

(e) you become entitled to receive enhanced severance benefits under Section 5 of the Retention Agreement; or

(f) you die or suffer a Disability while employed by ProQuest Company or its affiliates.

The terms “Change of Control of the Company”, “Asset Sale”, “Cause”, “Good Reason” and “Disability” shall have the meanings as set forth in the Retention Agreement.

5.	Forfeiture.

Subject to the provisions of Section 10 herein, your rights to Shares that become Vested Shares shall not be subject to forfeiture. Except as provided in Section 4 above, your rights to Shares that are not then Vested Shares shall be immediately and irrevocably forfeited upon your termination of employment, including the right to vote such Shares and the right to receive cash dividends on such Shares as provided in Section 8(b) of this Agreement. No transfer by will or the applicable laws of descent and distribution of any Shares which vest by reason of your death shall be effective to bind the Company unless the Committee administering the Plan shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

“Employment” covered under this Agreement shall mean the performance of services for the Company or a Subsidiary as an employee for federal income tax purposes. You shall be deemed to have terminated employment either upon an actual termination of service with the Company and its Subsidiaries, or at the time that the Subsidiary with which you are employed ceases to be a Subsidiary under the terms of the Plan, provided that you are not employed immediately thereafter by the Company. Your employment with the Company or one of its Subsidiaries shall not be deemed to have terminated if you take any military leave, sick leave, or other bona fide leave of absence approved by the Company or the Subsidiary, as applicable, regardless of whether pay is suspended during such leave.

6.	Transfer Restrictions.

Notwithstanding anything to the contrary in Sections 2, 3 and 4 of this Agreement, the Shares may not be sold, assigned, transferred, pledged, or otherwise encumbered by you (collectively, the “Transfer Restrictions”) during the period commencing on the Grant Date and terminating at the end of the Restricted Period. The Committee shall have the authority, in its discretion, to accelerate the time at which any or all of the Transfer Restrictions shall lapse with respect to any Shares, or to remove any or all such restrictions, whenever the Committee may determine that such action is appropriate by reason of any changes in circumstances occurring after the commencement of the Restricted Period.

7.	Issuance and Custody of Certificates.

(a) The Company shall cause the Shares to be issued in your name, either by book- entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. The Shares shall be restricted from transfer during the Restricted Period and shall be subject to an appropriate stop-transfer order. If any certificate is issued, the certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares.

(b) If any certificate is issued, you shall be required to execute and deliver to the Company a stock power or stock powers relating to the Shares.

(c) Upon vesting, the Company shall promptly cause your Vested Shares (less any Shares that may have been withheld to pay taxes) to be delivered to you, free of the restrictions and/or legend described in Section 7(a) hereof, either by book-entry registration or in the form of a certificate or certificates, registered in your name or in the names of your legal representatives, beneficiaries or heirs, as applicable.

8.	Distributions and Adjustments.

(a) If any Shares vest subsequent to any change in the number or character of the Common Stock of the Company without additional consideration paid to the Company (through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or otherwise), you shall then receive upon such vesting the number and type of securities or other consideration which you would have received if such Shares had vested prior to the event changing the number or character of the outstanding Common Stock.

(b) Unless the Committee determines otherwise, payment of any cash dividend, additional share of Common Stock of the Company, any other securities of the Company and any other property distributed with respect to the Shares shall be deferred until such shares become Vested Shares (and shall be subject to forfeiture upon forfeiture under Section 5 above of any unvested Shares to which such deferred dividends relate). Any deferred payments under this Section 8(b) shall be held by the Company on your behalf and, to the extent practicable, shall be reinvested in Common Stock. The dividends allocable to the Shares shall be paid to you (without interest) upon the vesting date for such shares.

9.	Taxes.

(a) You acknowledge that you will consult with your personal tax advisor regarding the federal, state and local tax consequences of the grant of the Shares, payment of dividends on the Shares, the vesting of the Shares and any other matters related to this Agreement. You are relying solely on your advisors and not on any statements or representations of the Company or any of its agents. You understand that you are responsible for your own tax liability that may arise as a result of this grant of the Shares or any other matters related to this Agreement. You understand that Section 83 of the Code treats as taxable ordinary income the fair market value of the Shares as of the date the Shares vest hereunder. Alternatively, you understand that you may elect to be taxed at the time the Shares are granted rather than when the Shares vest hereunder by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the Grant Date.

(b) In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all income and payroll taxes, which are your sole and absolute responsibility, are withheld or collected from you at the minimum required withholding rate.

(c) In accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, you may elect to satisfy any applicable tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Shares (including property attributable to the Shares described in Section 8(b) above) by:

(i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company),

(ii) having the Company withhold a portion of the Vested Shares having a Fair Market Value equal to the amount of such taxes, or

(iii) delivering to the Company shares of Common Stock having a Fair Market Value equal to the amount of such taxes. The Company will not deliver any fractional Share but will pay, in lieu thereof, the Fair Market Value of such fractional Share. Your election must be made on or before the date that the amount of tax to be withheld is determined.

10.	Remedy for Violation of Non-Compete Agreement.

(a) You specifically recognize and affirm that strict compliance with terms of the covenants set forth in the Non-Compete Agreement is required as a condition of this Award of Restricted Stock. Notwithstanding the other provisions of this Agreement, including the Vested Shares provisions of Section 5, if you violate the terms of the Non-Compete Agreement, then

(i) all of your Shares, whether or not vested, shall be immediately forfeited and revert to the Company, and

(ii) if you previously transferred the Shares for consideration to a third party, then you shall immediately deliver to the Company an amount in cash equal to the aggregate Fair Market Value of such Shares as of the date of such transfer

(b) You agree that should all or any part or application of the Non-Compete Agreement be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between you and the Company (or its affiliates), the Company nevertheless shall be entitled to recover the full value of this Award of Restricted Stock, pursuant to Section 10(a) above, if you violate any of the terms of the terms and conditions set forth in the Non-Compete Agreement.

(c) The rights of the Company set forth in this Section 10 shall not limit or restrict in any manner any rights or remedies which the Company or any of its affiliates may have under law or under the Non-Compete Agreement or any other separate agreement or arrangement with you.

11.	General Provisions.

(a) Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.

(b) Integrated Agreement. This Agreement, the Retention Agreement, the Non-Compete Agreement and the Plan constitute the entire understanding and agreement between you and the Company with respect to the subject matter contained herein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between you and the Company with respect to such subject matter other than those as set forth or provided for herein.

(c) No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Company or a Subsidiary of the Company. In addition, the Company or a Subsidiary of the Company may at any time dismiss you from employment free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

(d) Securities Matters. The Company shall not be required to deliver any Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(e) Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(f) Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(g) Governing Law. The internal law, and not the law of conflicts, of the State of Delaware will govern all questions concerning the validity, construction and effect of this Agreement.

(h) Notices. You should send all written notices regarding this Agreement or the Plan to the Company at the following address:

ProQuest Company

300 N. Zeeb Road

Ann Arbor, MI 48103

Attn: Senior Vice President and General Counsel

(i) Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

IN WITNESS WHEREOF, the Company has executed this Agreement in duplicate as of the day and year first above written.

PROQUEST COMPANY

By:
Alan W. Aldworth
Its:	Chairman, President and Chief Executive Officer

Please indicate your acceptance of the terms and conditions of this Agreement by signing in the space provided below and returning a signed copy of this Agreement to the Company. IF A FULLY EXECUTED COPY OF THIS AGREEMENT AND NON-COMPETE AGREEMENT HAVE NOT BEEN RECEIVED BY THE SENIOR VICE PRESIDENT AND GENERAL COUNSEL OF THE COMPANY, THE COMPANY SHALL REVOKE ALL SHARES ISSUED TO YOU, AND AVOID ALL OBLIGATIONS, UNDER THIS AGREEMENT.

The undersigned hereby accepts, and agrees to, all terms and provisions of this Agreement.

By:	Todd W. Buchardt	Date:

Exhibit C

AGREEMENT AND GENERAL RELEASE

ProQuest Company, its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as “Employer”), and Todd W. Buchardt (“Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:

1. Last Day of Employment. Executive’s last day of employment with Employer is [DATE]. In addition, effective as of [DATE], Executive resigns from the Executive’s position as [TITLE] of Employer and will not be eligible for any benefits or compensation after [DATE], other than as specifically provided in the retention agreement between Employer and Executive dated July 13, 2006 (the “Retention Agreement”) and Executive’s right to indemnification and directors and officers liability insurance. Executive further acknowledges and agrees that, after [DATE], the Executive will not represent the Executive as being a director, employee, officer, trustee, agent or representative of Employer for any purpose. In addition, effective as of [DATE], Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any benefit plans of Employer. These resignations will become irrevocable as set forth in Section 3 below.

2. Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with the Retention Agreement.

3. Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to the General Counsel for ProQuest Company, or his/her designee, or mailed to Employer, 300 N. Zeeb Road, Ann Arbor, Michigan 48103, Attn: Senior Vice President and General Counsel, and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Michigan then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4. General Release of Claim. Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has. has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	The National Labor Relations Act, as amended;

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967. as amended;

•	The Older Workers Benefit Protection Act of 1990;

•	The Worker Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Family and Medical Leave Act of 1993;

•	Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of Michigan;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s rights of indemnification and directors and officers liability insurance coverage to which Executive was entitled immediately prior to [DATE] with regard to Executive’s service as an officer and director of Employer; (ii) Employee’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA; (iii) Employee’s rights under the provisions of the Retention Agreement which are intended to survive termination of employment; or (iv) Employee’s rights as a stockholder.

5. No Claims Permitted. Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. This Agreement, however, does not prevent Employee from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Employee waives the Executive’s right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Employee under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.

6. Affirmations. Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum or form. Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in the Retention Agreement. Employee also affirms Executive has no known workplace injuries.

7. Cooperation; Return of Property. Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. Employer will reimburse the Employee for any reasonable out-of-pocket travel, delivery or similar expenses incurred in providing such service to Employer. Employee represents that Executive has returned to Employer all property belonging to Employer, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards, provided that Executive may retain, and Employer shall cooperate in transferring, Executive’s cell phone number and any home communication and security equipment as well as Executive’s rolodex and other address books.

8. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Michigan without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9. Non-admission of Wrongdoing. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Retention Agreement which are intended to survive termination of the Retention Agreement shall survive and continue in full force and effect. Employee acknowledges Executive has not relied on any representations, promises, or agreements of any kind not contained herein or in the Retention Agreement made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE RETENTION AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

PROQUEST COMPANY

By:
TODD W. BUCHARDT	Name:
Title:

Date:	Date:

Exhibit D

SALARY, BONUS AND BENEFITS

Salary

•	Base Salary: You are paid a “Base Salary” of $ 11,024.00 bi-weekly ($286,624.00 if annualized), and are eligible for consideration for a merit increase in May 2007.

•

Regular Salary: Your “Regular Salary” includes your Base Salary plus another $20,800.00 annualized, for a total Regular Salary of $307,424.00 annualized, phased in based on year-to-date utilization of discontinued benefits effective July 31, 2006.

•	Calculations for Bonus, merit pay, SERF, severance, company paid disability, 401k match will utilize your Base Salary and not your Regular Salary.

Bonus

•

As a key executive you participate in the Financial Bonus Plan at 50% of your Base Salary for on target performance. Under this Bonus you may earn up to 200% of target for performance above goal. This bonus payout is capped at 200 percent of target. Additional bonus opportunity is provided for 2006 in this agreement in section 4.

Benefits

You shall be entitled to the following benefits while employed by ProQuest Company under this Agreement through December 31, 2007:

•	You are eligible for the Stock purchase bonus of 15% plus commissions or transaction fees contingent on holding such shares for a period of 24 months after purchase.

•	You are eligible to participate in the ProQuest Executive Deferred Compensation Plan (EDCP).

•

You participate in the ProQuest Supplemental Executive Retirement Plan (SERF). Under this plan, on December 31 of each year, the Company makes a contribution to the Trust established under the EDCP, and credits your account in an amount equal to 15% of the sum of (a) your Base Salary and your management bonus under the Financial Bonus Plan for the year and (b) amounts of Base Salary and management bonus deferred by you under the EDCP for the year.

•

You receive at Company expense Basic term life equal to two times annual Base Salary, and under the terms of the policy, you may elect to purchase additional term life insurance up to four times Base Salary up to a maximum of $ 1,300,000 subject to the terms of the Policy.

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•	You have Short Term Disability protection at Company expense.

•

You are covered at Company expense for Long-term disability benefits which will begin after you have been totally disabled for a period of six continuous months. You are also eligible to participate under the Supplemental Income Protection Plan— Supplemental Long Term Disability Plan at the group rate.

•	You participate in the Profit Sharing Retirement Plan 401 (k) plan,

•	You are be eligible for four weeks of annual vacation, accrued at 13.33 hours per month, 4 floating holidays (personal days), and 8 company holidays.

•	You participate in benefits programs including group insurance plans for medical, dental, vision, as well as access to a Health Savings Account or Flexible Spending Account.

•

If asked by the Company and you agree to relocate, you are eligible for relocation benefits as detailed in the Senior Management Homeowner Relocation Plan summary. This benefit must be reimbursed to the company if you leave within the first 12 months of employment.

•	You are eligible to participate in Dependent Life Insurance; Voluntary Accidental Death & Dismemberment; the Group Legal Plan.

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